Exhibit 99.1(d)

Trust Agreement

for the

Independent Financial 401(k) Profit Sharing Plan (the “Plan”)

This Trust Agreement (“this Trust Agreement”) for the Plan is effective on 12/01/2023 (the “Effective Date”) and is made between Independent Bank (“the Employer”) and Fidelity Management Trust Company (“the Trustee”) to establish terms for a trust for the Plan with the Trustee.

RECITALS

1.

The Employer stated the terms of the Plan by executing an Adoption Agreement to a pre-approved defined contribution plan document (created under procedures established by the U.S. Internal Revenue Service (“IRS”) and for which an affiliate of the Trustee is the pre-approved plan provider) (a “Fidelity Pre-Approved Document”).

2.	A Plan using a Fidelity Pre-Approved Document states the Plan’s terms through an Adoption Agreement and a Basic Plan Document plus any additional amendments (the “Non-Trust Plan Documents”).

3.	The Plan must have a trust to hold Plan assets in order to remain qualified under Internal Revenue Code (“Code”) Section 401.

4.	In order to remain qualified under the Code, the Employer executes this document to evidence the terms of the Plan’s trust and have the Trustee as trustee for the Plan’s trust.

NOW, THEREFORE, the Employer and the Trustee agree as follows:

1.

Appointment and Acceptance of Trust Responsibilities. By executing this Trust Agreement, the Employer establishes a trust with the Trustee to hold the assets of the Plan that are invested in Permissible Investments. By executing this Trust Agreement, the Trustee agrees to accept the rights, duties and responsibilities set forth in this Trust Agreement. The Trustee shall have no liability for, and no duty to inquire into, the administration of the assets of the Plan for periods prior to the date such assets are transferred to the Trustee in its role as trustee for the Plan.

2.

Establishment of Trust Fund. This Trust Agreement hereby establishes the terms of the Plan’s trust as of the Effective Date. The Trustee shall open and maintain a trust account for the Plan and, as part thereof, Accounts for such individuals as the Employer shall from time to time notify the Trustee are Participants in the Plan. The Trustee shall accept and hold in the Trust Fund such contributions on behalf of Participants as it may receive from time to time from the Employer. The Trustee shall not accept assets that are not either in a medium proper for investment under the Plan, as set forth in the Plan and the Service Agreement, or in cash. The Trust Fund shall be fully invested and reinvested in accordance with the applicable provisions of the Plan in Fund Shares or as otherwise provided in Section 10 of this Trust Agreement.

3.

Exclusive Benefit. The Trustee shall hold the assets of the Trust Fund for the exclusive purpose of providing benefits to Participants and Beneficiaries and defraying the reasonable expenses of administering the Plan. No assets of the Plan shall revert to the Employer except as specifically permitted by the terms of the Plan.

4.

Powers of the Trustee. The Trustee shall act solely as directed trustee of the assets it holds for the Plan. In addition to and not in limitation of such powers as the Trustee has by law or under any other provisions of the Plan, the Trustee shall have the following powers, each of which the Trustee exercises solely as a directed trustee in accordance with the written direction of the Employer except to the extent a Plan asset is subject to Participant direction of investment and provided that no such power shall be exercised in any manner inconsistent with the provisions of ERISA:

(a)	to deal with all or any part of the Trust Fund and to invest all or a part of the Trust Fund in Permissible Investments, without regard to the law of any state regarding proper investment;

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(b)

to transfer to and invest all or any part of the Trust in any collective investment trust which is then maintained by a bank or trust company (or any affiliate), including the Trustee and any affiliate of the Trustee, and which is tax-exempt pursuant to Code Section 501(a) and Revenue Ruling 81-100, as amended; provided that such collective investment trust is a Permissible Investment; and provided, further, that the instrument establishing such collective investment trust, as amended from time to time, shall govern any investment therein, and is hereby made a part of the Plan and this Trust Agreement to the extent of such investment therein;

(c)	to retain uninvested such cash as the Administrator or a named fiduciary under the Plan may, from time to time, direct;

(d)	to sell, lease, convert, redeem, exchange, or otherwise dispose of all or any part of the assets constituting the Trust Fund;

(e)

to borrow funds from a bank or other financial institution not affiliated with the Trustee in order to provide sufficient liquidity to process Plan transactions in a timely fashion, provided that the cost of borrowing shall be allocated in a reasonable fashion to the Permissible Investment(s) in need of liquidity and the Employer acknowledges that it has received the disclosure on the Trustee’s line of credit program and credit allocation policy and a copy of the text of Prohibited Transaction Exemption 2002-55 prior to executing the Adoption Agreement, if applicable;

(f)

to enforce by suit or otherwise, or to waive, its rights on behalf of the Trust, and to defend claims asserted against it or the Trust, provided that the Trustee is indemnified to its satisfaction against liability and expenses (including claims for delinquent contributions or repayments for which the Administrator, pursuant to its duties under Section 5.12 of the Basic Plan Document, has directed in writing the Trustee to pursue);

(g)

to employ legal, accounting, clerical, and other assistance to carry out the provisions of this Trust Agreement and to pay the reasonable expenses of such employment, including compensation, from the Trust if not paid by the Employer;

(h)	to compromise, adjust and settle any and all claims against or in favor of it or the Trust;

(i)

to oppose, or participate in and consent to the reorganization, merger, consolidation, or readjustment of the finances of any enterprise, to pay assessments and expenses in connection therewith, and to deposit securities under deposit agreements;

(j)	to apply for or purchase annuity contracts in accordance with Article 14 of the Basic Plan Document;

(k)	to hold securities unregistered, or to register them in its own name or in the name of nominees in accordance with the provisions of Section 2550.403a-1(b) of Department of Labor Regulations;

(l)

to appoint custodians to hold investments within the jurisdiction of the district courts of the United States and to deposit securities with stock clearing corporations or depositories or similar organizations;

(m)	to make, execute, acknowledge and deliver any and all instruments that it deems necessary or appropriate to carry out the powers herein granted;

(n)	generally to exercise any of the powers of an owner with respect to all or any part of the Trust Fund; and

(o)	to take all such actions as may be necessary under the Trust Agreement, to the extent consistent with applicable law.

The Employer specifically acknowledges and authorizes that affiliates or subsidiaries of the Trustee may act as its agent in the performance of ministerial, nonfiduciary duties under the Trust.

The Trustee shall provide the Employer with reasonable notice it receives of any claim filed against the Plan or Trust or with regard to any related matter, or of any claim filed by the Trustee on behalf of the Plan or Trust or with regard to any related matter.

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And unless specifically agreed to otherwise in writing by the Trustee, the Trustee shall have no discretion, responsibility, or authority with respect to the following items: (1) investment of the Trust Fund; (2) selection of Permissible Investments (the Trustee shall not render investment advice to any person in connection with the selection of Permissible Investments); (3) determination of the correctness of the amounts contributed and remitted to the Trustee or determination of whether any contribution is payable under the Plan; or (4) responsibility for the collection of any contributions and loan repayments to the Plan. With respect to collection of any contributions and loan repayments to the Plan, the Administrator shall be the named fiduciary responsible for ensuring the Employer or participants, where relevant, remit contributions and loan repayments to the Trust and shall have the duty and responsibility for the collection of such contributions and repayments when not timely made provided that the Administrator may appoint another named fiduciary to handle such responsibility and notify the Trustee of such appointment in writing. The Trustee shall be authorized to provide information and records regarding contributions it has received to the Administrator or other named fiduciary and may accept contributions and/or carry out related allocation instructions from, such named fiduciary upon its request, as may be further described in the Service Agreement.

5.

Accounts. The Trustee shall keep full accounts of all receipts and disbursements and other transactions hereunder. Within 120 days after the close of each Plan Year and at such other times as may be appropriate, the Trustee shall determine the then net fair market value of the Trust Fund as of the close of the Plan Year, as of the termination of the Trust, or as of such other time, whichever is applicable, and shall render to the Employer and the Administrator an account of its administration of the Trust during the period since the last such accounting, including all allocations made by it during such period.

6.

Approval of Accounts. To the extent permitted by law, the written approval of any account by the Employer or the Administrator shall be final and binding, as to all matters and transactions stated or shown therein, upon the Employer, the Administrator, Participants and all persons who then are or thereafter become interested in the Trust. The failure of the Employer or the Administrator to notify the Trustee within six months after the receipt of any account of its objection to the account shall, to the extent permitted by law, be the equivalent of written approval. If the Employer or the Administrator files any objections within such six-month period with respect to any matters or transactions stated or shown in the account, and the Employer or the Administrator and the Trustee cannot amicably settle the question raised by such objections, the Trustee shall have the right to have such questions settled by judicial proceedings. Nothing herein contained shall be construed so as to deprive the Trustee of the right to have judicial settlement of its accounts. In any proceeding for a judicial settlement of any account or for instructions, the only necessary parties shall be the Trustee, the Employer and the Administrator.

7.

Distribution from Trust Fund. The Trustee shall make such distributions from the Trust Fund as the Employer or the Administrator may direct in writing to the Trustee, consistent with the terms of the Plan and either for the exclusive benefit of Participants or their Beneficiaries, or for the payment of expenses of administering the Plan. The Trustee shall be under no duty to make any distributions other than those for which it has received satisfactory direction from the Employer or the Administrator. Notwithstanding the foregoing, if the Trustee attempts to make a distribution in accordance with instructions but is unable to make such distribution because the whereabouts of the distributee is unknown, the Trustee shall notify the Administrator of such situation and thereafter the Trustee shall be under no duty to make any further distributions to such distributee, except as otherwise provided in written instructions from the Administrator.

8.

Transfer of Amounts from Qualified Plan. If the Employer directs in writing, amounts to be transferred to the Plan from another qualified plan or trust under Code Section 401(a), such transfer shall be made in accordance with the provisions of the Plan and with such rules as may be established by the Trustee. The Trustee shall only accept assets which are in a medium proper for investment under this Trust Agreement, the Non-Trust Plan Documents, and the Service Agreement or in cash, and that are accompanied in a timely manner, as agreed to by the Administrator and the Trustee, by instructions in writing (or such other medium as may be acceptable to the Trustee) showing separately the respective contributions by the prior employer and the transferring Employee, the records relating to such contributions, and identifying the assets attributable to such contributions. The Trustee shall hold such assets for investment in accordance with the provisions of this Trust Agreement. The Trustee shall establish such accounts as may be necessary or appropriate to reflect such contributions under the Plan and shall in accordance with the instructions provided in writing of the Employer make appropriate credits to the Accounts of the Participants for whose benefit assets have been transferred. The Trustee shall have no liability for and no duty to inquire into the administration of such transferred assets for periods prior to the transfer.

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9.

Transfer of Assets from Trust. Subject to the provisions of the Plan, the Employer may direct the Trustee in writing to transfer all or a specified portion of the Trust assets to any other plan or plans maintained by the Employer or the employer or employers of an Inactive Participant or Participants, provided that the Trustee has received evidence satisfactory to it that such other plan meets all applicable requirements of the Code. The assets so transferred shall be accompanied by written instructions from the Employer naming the persons for whose benefit such assets have been transferred, showing separately the respective contributions by the Employer and by each Participant, if any, and identifying the assets attributable to the various contributions. The Trustee shall have no further liabilities with respect to assets so transferred.

10.

Separate Trust or Fund. Subject to agreement in writing with the Trustee or with an affiliate of the Trustee, the Employer may maintain a trust or fund (including a group annuity contract) under the Plan for Permissible Investments for which the Trustee will not take responsibility under this Trust Agreement as indicated in the Service Agreement. Any Permissible Investments for which the Trustee has not agreed to take responsibility shall not be governed by the terms of this Trust Agreement (including Sections 11 and 12 of this Trust Agreement) but rather shall be subject to procedures established in the Service Agreement to govern contributions, distributions and exchanges between such Permissible Investments and any other Permissible Investments for the Plan. In addition, the Employer may also appoint a trustee to establish a separate trust for claims on behalf of the Trust for delinquent contributions or loan repayments under the Plan. The Trustee shall have no authority and no responsibility for the Plan assets held in such separate trust or fund. The Employer shall be responsible for assuring that such separate trust or fund is maintained pursuant to a separate trust or custodial agreement signed by the Employer and any such trustee or custodian, to the extent such an agreement is required. The duties and responsibilities of the trustee of a separate trust shall be provided by the separate trust agreement, between the Employer and the trustee of the separate trust.

Notwithstanding the preceding paragraph, the Trustee or an affiliate of the Trustee may agree in writing to provide ministerial, non-fiduciary recordkeeping services for assets held outside of this Trust Agreement.

The Trustee shall not be the owner of any insurance contract purchased for the Plan. All insurance contract(s) must provide that proceeds shall be payable to the Plan; provided, however, that the policy holder shall be required to pay over all proceeds of the contract(s) to the Participant’s designated Beneficiary in accordance with the distribution provisions of this Plan. A Participant’s Spouse shall be the designated Beneficiary of the proceeds in all circumstances unless a qualified election has been made in accordance with Article 14 of the Basic Plan Document. Under no circumstances shall the policy holder retain any part of the proceeds. In the event of any conflict between the terms of the Plan and the terms of any insurance contract purchased hereunder, the Plan provisions shall control.

Any life insurance contracts held in the Trust Fund or in the separate trust are subject to the following limits:

(a) Ordinary life - For purposes of these incidental insurance provisions, ordinary life insurance contracts are contracts with both nondecreasing death benefits and nonincreasing premiums. If such contracts are held, less than 1/2 of the aggregate employer contributions allocated to any Participant shall be used to pay the premiums attributable to them.

(b) Term and universal life - No more than 1/4 of the aggregate employer contributions allocated to any participant shall be used to pay the premiums on term life insurance contracts, universal life insurance contracts, and all other life insurance contracts which are not ordinary life.

(c) Combination - The sum of 1/2 of the ordinary life insurance premiums and all other life insurance premiums shall not exceed 1/4 of the aggregate employer contributions allocated to any Participant.

11.

Self-Directed Brokerage Option. If one of the Permissible Investments under the Plan is Fidelity BrokerageLink®, a selfdirected brokerage option (“BrokerageLink”), the Service Agreement provides the Employer’s direction to the Trustee for investment and recordkeeping of Plan assets that a Participant directs into BrokerageLink.

12.

Employer Stock Investment Option. If one of the Permissible Investments is equity securities issued by the Employer or a Related Employer (“Employer Stock”), such Employer Stock must be publicly traded and “qualifying employer securities” within the meaning of ERISA Section 407(d)(5). Plan investments in Employer Stock shall be administered in accordance with this Section 12 unless the Service Agreement provides otherwise. Plan investments in Employer Stock shall be administered via the Employer Stock Investment Fund (the “Stock Fund”), which shall consist of either (i) the shares of Employer Stock held for each Participant who participates in the Stock Fund (a “Share Accounting Stock Fund”), or (ii) a combination of shares of Employer Stock and short-term liquid investments, consisting of mutual fund shares or commingled money market pool units as agreed to by the Employer and the Trustee, which are necessary to satisfy the Stock Fund’s cash needs for transfers and payments (a “Unitized Stock Fund”). Dividends received by the Stock Fund are reinvested in additional shares of Employer Stock or, in the case of a Unitized Stock Fund, in short term liquid investments. The determination of whether each Participant’s interest in the Stock Fund is administered on a shareaccounting or a unitized basis shall be determined by the Employer’s election in the Service Agreement.

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In the case of a Unitized Stock Fund, such units shall represent a proportionate interest in all assets of the Unitized Stock Fund, which includes shares of Employer Stock, short-term investments, and at times, receivables for dividends and/or Employer Stock sold and payables for Employer Stock purchased. A net asset value per unit shall be determined daily for each cash unit outstanding of the Unitized Stock Fund. The return earned by the Unitized Stock Fund shall represent a combination of the dividends paid on the shares of Employer Stock held by the Unitized Stock Fund, gains or losses realized on sales of Employer Stock, appreciation or depreciation in the market price of those shares owned, and interest on the short-term investments held by the Unitized Stock Fund. A target range for the short-term liquid investments shall be maintained for the Unitized Stock Fund. The named fiduciary shall, after consultation with the Trustee, establish and communicate to the Trustee in writing such target range and a drift allowance for such short-term liquid investments. Such target range and drift allowance may be changed by the named fiduciary, after consultation with the Trustee, provided any such change is communicated to the Trustee in writing. The Trustee is responsible for ensuring that the actual short-term liquid investments held in the Unitized Stock Fund fall within the agreed upon target range over time, subject to the Trustee’s ability to execute open-market trades in Employer Stock or to otherwise trade with the Employer.

Investments in Employer Stock shall be subject to the following limitations:

(a) Acquisition Limit. Pursuant to the Plan, the Trust may be invested in Employer Stock to the extent necessary to comply with investment directions under Section 8.02 of the Basic Plan Document. Notwithstanding the foregoing, effective for Deferral Contributions made for Plan Years beginning on or after January 1, 1999, the portion of a Participant’s Deferral Contributions that the Employer may require to be invested in Employer Stock for a Plan Year cannot exceed one percent of such Participant’s Compensation for the Plan Year.

(b) Fiduciary Duty of Named Fiduciary. The Administrator or any person designated by the Administrator as a named fiduciary under Section 19.01 of the Basic Plan Document (the “named fiduciary”) shall continuously monitor compliance with the fiduciary duty rules of ERISA Section 404(a)(1) (as modified by ERISA Section 404(a)(2)) of acquiring and holding Employer Stock. The Trustee shall not be liable for any loss, or by reason of any breach, which arises from the directions of the named fiduciary with respect to the acquisition and holding of Employer Stock, unless it is clear on their face that the actions to be taken under those directions would be prohibited by the foregoing fiduciary duty rules or would be contrary to the terms of the Plan or this Trust Agreement.

(c) Execution of Purchases and Sales. Purchases and sales of Employer Stock shall be made on the open market on the date on which the Trustee receives in good order all information and documentation necessary to accurately effect such purchases and sales or (i) if later, in the case of purchases, the date on which the Trustee has received a transfer of the funds necessary to make such purchases, (ii) as otherwise provided in the Service Agreement, or (iii) as provided in Subsection (d) below. Such general rules shall not apply in the following circumstances:

(1)	If the Trustee is unable to determine the number of shares required to be purchased or sold on such day;

(2)	If the Trustee is unable to purchase or sell the total number of shares required to be purchased or sold on such day as a result of market conditions; or

(3)

If the Trustee is prohibited by the Securities and Exchange Commission, the New York Stock Exchange, or any other regulatory body from purchasing or selling any or all of the shares required to be purchased or sold on such day.

In the event of the occurrence of the circumstances described in (1), (2), or (3) above, the Trustee shall purchase or sell such shares as soon as possible thereafter and, in the case of a Share Accounting Stock Fund, shall determine the price of such purchases or sales to be the average purchase or sales price of all such shares purchased or sold, respectively.

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(d) Purchases and Sales from or to Employer. If directed by the Employer in writing prior to the trading date, the Trustee may purchase or sell Employer Stock from or to the Employer if the purchase or sale is for adequate consideration (within the meaning of ERISA Section 3(18)) and no commission is charged. If Employer contributions or contributions made by the Employer on behalf of the Participants under the Plan are to be invested in Employer Stock, the Employer may transfer Employer Stock in lieu of cash to the Trust. In such case, the shares of Employer Stock to be transferred to the Trust will be valued at a price that constitutes adequate consideration (within the meaning of ERISA Section 3(18)).

(e) Use of Broker to Purchase Employer Stock. The Employer hereby directs the Trustee to use Fidelity Capital Markets, Inc., an affiliate of the Trustee, or any other affiliate of the Trustee (collectively, “Capital Markets”), to provide brokerage services in connection with all market purchases and sales of Employer Stock for the Stock Fund, except in circumstances where the Trustee has determined, in accordance with its standard trading guidelines or pursuant to Employer direction, to seek expedited settlement of trades. The Trustee shall provide the Employer with the commission schedule for such transactions and a copy of Capital Markets’ brokerage placement practices. The following shall apply as well:

(1) Any successor organization of Capital Markets through reorganization, consolidation, merger, or similar transactions, shall, upon consummation of such transaction, become the successor broker in accordance with the terms of this provision.

(2) The Trustee shall continue to rely on this Employer direction until notified to the contrary in writing. The Employer reserves the right to terminate this authorization upon sixty (60) days written notice to Capital Markets (or its successor) and the Trustee and the Employer and the Trustee shall decide on a mutually agreeable alternative procedure for handling brokerage transactions on behalf of the Stock Fund.

(f) Securities Law Reports. The named fiduciary shall be responsible for filing all reports required under Federal or state securities laws with respect to the Trust’s ownership of Employer Stock; including, without limitation, any reports required under Section 13 or 16 of the Securities Exchange Act of 1934 and shall immediately notify the Trustee in writing of any requirement to stop purchases or sales of Employer Stock pending the filing of any report. Notwithstanding any provision in this Trust Agreement to the contrary, the Trustee shall provide to the named fiduciary such information on the Trust’s ownership of Employer Stock as the named fiduciary may reasonably request in order to comply with Federal or state securities laws, including, without limitation, information needed by Employer for reporting related to tender offers.

(g) Voting and Tender Offers. Notwithstanding any other provision of the Trust Agreement the provisions of this Subsection shall govern the voting and tendering of Employer Stock. For purposes of this Subsection, each Participant shall be designated as a named fiduciary under ERISA with respect to shares of Employer Stock that reflect that portion, if any, of the Participant’s interest in the Stock Fund not acquired at the direction of the Participant in accordance with ERISA Section 404(c).

The Employer shall pay for all printing, mailing, tabulation and other costs associated with the voting and tendering of Employer Stock. The Trustee, after consultation with the Employer, shall prepare any necessary documents associated with the voting and tendering of Employer Stock for the Trust.

(1)	Voting.

(A) When the issuer of the Employer Stock prepares for any annual or special meeting, the Employer shall notify the Trustee at least thirty (30) days in advance of the intended record date and shall cause a copy of all proxy solicitation materials to be sent to the Trustee. If requested by the Trustee, the Employer shall certify to the Trustee that the aforementioned materials represent the same information distributed to shareholders of Employer Stock. The Employer shall cause proxy solicitation materials to be provided to each Participant with an interest in Employer Stock held in the Trust, together with an instruction form to be returned to the Trustee or a designee. The form shall show the proportional interest in the number of full and fractional shares of Employer Stock credited to the Participant’s sub-accounts held in the Stock Fund.

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(B) Each Participant with an interest in the Stock Fund shall have the right to direct the Trustee as to the manner in which the Trustee is to vote (including not to vote) that number of shares of Employer Stock that is credited to his Account, if the Plan uses share accounting, or, if accounting is by units of participation, that reflects such Participant’s proportional interest in the Stock Fund (both vested and unvested). Directions from a Participant to the Trustee concerning the voting of Employer Stock shall be communicated in writing, or by such other means agreed upon by the Trustee and the Employer. These directions shall be held in confidence by the Trustee and shall not be divulged to the Employer, or any officer or employee thereof, or any other person, except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such persons in the ordinary course of the performance of the Trustee’s services hereunder. Upon its receipt of the directions, the Trustee shall vote the shares of Employer Stock that reflect the Participant’s interest in the Stock Fund as directed by the Participant. The Trustee shall not vote shares of Employer Stock that reflect a Participant’s interest in the Stock Fund for which the Trustee has received no direction from the Participant, except as required by law, or to the extent that the Employer or the Administrator directs the Trustee in writing to vote shares of Employer Stock that reflect a Participant’s interest in the Stock Fund for which the Trustee has received no directions from the Participant in the same proportion on each issue as it votes those shares that reflect all Participants’ interests in the Stock Fund (in the aggregate) for which it received voting instructions from Participants.

(C) Except as otherwise required by law, the Trustee shall vote that number of shares of Employer Stock not credited to Participants’ Accounts in the same proportion on each issue as it votes those shares credited to Participants’ Accounts for which it received voting directions from Participants.

(2)	Tender Offers.

(A) Upon commencement of a tender offer for any securities held in the Trust that are Employer Stock, the Employer shall timely notify the Trustee in advance of the intended tender date and shall cause a copy of all materials to be sent to the Trustee. The Employer shall certify to the Trustee that the aforementioned materials represent the same information distributed to shareholders of Employer Stock. Based on these materials, the Trustee shall prepare a tender instruction form. The tender instruction form shall show the number of full and fractional shares of Employer Stock credited to the Participant’s Account, if the Plan uses share accounting, or, if accounting is by units of participation, that reflect the Participant’s proportional interest in the Stock Fund (both vested and unvested). The Employer shall cause tender materials to be sent to each Participant with an interest in the Stock Fund, together with the foregoing tender instruction form, such materials and form to be returned to the Trustee or a designee.

(B) Each Participant with an interest in the Stock Fund shall have the right to direct the Trustee to tender or not to tender some or all of the shares of Employer Stock that are credited to his Account, if the Plan uses share accounting, or, if accounting is by units of participation, that reflect such Participant’s proportional interest in the Stock Fund (both vested and unvested). Directions from a Participant to the Trustee concerning the tender of Employer Stock shall be communicated in writing, or by such other means agreed upon by the Trustee and the Employer. These directions shall be held in confidence by the Trustee and shall not be divulged to the Employer, or any officer or employee thereof, or any other person, except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such persons in the ordinary course of the performance of the Trustee’s services hereunder including, without limitation, any information needed by the Employer for any governmentally required reporting of the Employer, such as reporting to the Securities and Exchange Commission. The Trustee shall tender, or not tender, shares of Employer Stock as directed by the Participant. Except as otherwise required by law, the Trustee shall not tender shares of Employer Stock that are credited to a Participant’s Account, if the Plan uses share accounting, or, if accounting is by units of participation, that reflect a Participant’s proportional interest in the Stock Fund for which the Trustee has received no direction from the Participant.

(C) Except as otherwise required by law, the Trustee shall tender shares of Employer Stock not credited to Participants’ accounts in the same proportion as it tenders shares of Employer Stock credited to Participants’ accounts.

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(D) A Participant who has directed the Trustee to tender some or all of the shares of Employer Stock that reflect the Participant’s proportional interest in the Stock Fund may, at any time prior to the tender offer withdrawal date, direct the Trustee to withdraw some or all of such tendered shares, and the Trustee shall withdraw the directed number of shares from the tender offer prior to the tender offer withdrawal deadline. Prior to the withdrawal deadline, if any shares of Employer Stock not credited to Participants’ accounts have been tendered, the Trustee shall redetermine the number of shares of Employer Stock that would be tendered under the previous paragraph if the date of the foregoing withdrawal were the date of determination, and withdraw from the tender offer the number of shares of Employer Stock not credited to Participants’ accounts necessary to reduce the amount of tendered Employer Stock not credited to Participants’ accounts to the amount so redetermined. A Participant shall not be limited as to the number of directions to tender or withdraw that the Participant may give to the Trustee.

(E) A direction by a Participant to the Trustee to tender shares of Employer Stock that reflect the Participant’s proportional interest in the Stock Fund shall not be considered a written election under the Plan by the Participant to withdraw, or have distributed, any or all of his withdrawable shares. If the Plan uses share accounting, the Trustee shall credit to the Participant’s Account the proceeds received by the Trustee in exchange for the shares of Employer Stock tendered from the Participant’s Account. If accounting is by units of participation, the Trustee shall credit to each proportional interest of the Participant from which the tendered shares were taken the proceeds received by the Trustee in exchange for the shares of Employer Stock tendered from that interest. Pending receipt of direction (through the Administrator) from the Participant or the named fiduciary, as provided in the Plan, as to which of the remaining Permissible Investments the proceeds should be invested in, the Trustee shall invest the proceeds in the Permissible Investment specified for such purposes in the Service Agreement.

(h) Shares Credited. If accounting with respect to the Stock Fund is by units of participation, then for all purposes of this Section 12, the number of shares of Employer Stock deemed “reflected” in a Participant’s proportional interest shall be determined as of the last preceding valuation date. The trade date is the date the transaction is valued.

(i) General. With respect to all rights other than the right to vote, the right to tender, and the right to withdraw shares previously tendered, in the case of Employer Stock credited to a Participant’s Account or proportional interest in the Stock Fund, the Trustee shall follow the directions of the Participant and if no such directions are received, the directions of the named fiduciary. The Trustee shall have no duty to solicit directions from Participants. The Administrator is responsible for ensuring that (i) the procedures established in accordance with the provisions of Subsection 12(g) are sufficient to safeguard the confidentiality of the information described therein, (ii) such procedures are being followed, and (iii) an independent fiduciary, as described in regulations issued under ERISA Section 404(c), is appointed when needed in accordance with those regulations.

(j) Conversion. All provisions in this Section 12 shall also apply to any securities received as a result of a conversion to Employer Stock.

13.

Voting; Delivery of Information. The Trustee shall deliver, or cause to be executed and delivered, to the Employer or the Administrator all notices, prospectuses, financial statements, proxies and proxy soliciting materials received by the Trustee relating to securities held by the Trust or, if applicable, deliver these materials to the appropriate Participant or the Beneficiary of a deceased Participant. Unless provided otherwise in the Service Agreement, the Trustee shall vote any securities held by the Trust in accordance with the instructions of the Participant or the Beneficiary of a deceased Participant and shall not vote securities for which it has not received instructions.

14.

Compensation and Expenses of the Trustee. The Trustee’s fee for performing its duties hereunder shall be such reasonable amounts as approved by the Employer in the Service Agreement or any other written agreement with the Employer. Such fee, any taxes of any kind which may be levied or assessed upon or with respect to the Trust Fund, and any and all expenses, including without limitation legal fees and expenses of administrative and judicial proceedings, reasonably incurred by the Trustee in connection with its duties and responsibilities hereunder shall, unless some or all have been paid by the Employer, be paid from the Trust in the method specified in the Service Agreement.

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15.

Reliance by the Trustee on Other Persons. The Trustee may rely upon and act upon any writing from any person authorized by the Employer or the Administrator pursuant to the Service Agreement or any other written direction to give instructions concerning the Plan and may conclusively rely upon and be protected in acting upon any written order from the Employer or the Administrator or upon any other notice, request, consent, certificate, or other instructions or paper reasonably believed by it to have been executed by a duly authorized person, so long as it acts in good faith in taking or omitting to take any such action. The Trustee need not inquire as to the basis in fact of any statement in writing received from the Employer or the Administrator.

The Trustee shall be entitled to rely on the latest certificate it has received from the Employer or the Administrator as to any person or persons authorized to act for the Employer or the Administrator hereunder and to sign on behalf of the Employer or the Administrator any directions or instructions, until it receives from the Employer or the Administrator written notice that such authority has been revoked.

Except with respect to instructions from a Participant as to the Participant’s Account that are otherwise authorized under the Plan, the Trustee shall be under no duty to take any action with respect to any Participant’s Account (other than as specified herein) unless and until the Employer or the Administrator furnishes the Trustee with written instructions on a form acceptable to the Trustee, and the Trustee agrees thereto in writing. The Trustee shall not be liable for any action taken pursuant to the Employer’s or the Administrator’s written instructions (nor the purpose or propriety of any distribution made thereunder).

16.

Indemnification. The Employer shall indemnify the Trustee with respect to any third-party claims or regulatory proceedings asserted or commenced against the Trustee to the extent such claim or proceeding is the result of any act done, or an act failed to be done, by any individual or person with respect to the Plan or the Trust, excepting only those Losses asserted as part of such claim or proceeding that result from the Trustee’s negligence or willful misconduct under, or breach of the terms of, this Trust Agreement. The Trustee shall indemnify the Employer with respect to any third-party claims or regulatory proceedings asserted or commenced against the Employer to the extent Losses asserted as part of such any such claim or proceeding result from the Trustee’s negligence or willful misconduct under, or breach of the terms of, this Trust Agreement. Any reference to the Employer or the Trustee as an indemnified Party shall be deemed to include their respective directors, officers, affiliates, and subsidiaries. “Losses” shall mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation or injury including those resulting from any and all actions, suits, proceedings, demands, assessments or judgments, together with reasonable costs and expenses including the attorneys’ fees and other legal costs and expenses relating thereto.

17.

Consultation by the Trustee with Counsel. The Trustee may consult with legal counsel (who may be but need not be counsel for the Employer or the Administrator) concerning any question which may arise with respect to its rights and duties under the Plan and Trust, and the opinion of such counsel shall, to the extent permitted by law, be full and complete protection in respect of any action taken or omitted by the Trustee hereunder in good faith and in accordance with the opinion of such counsel.

18.

Persons Dealing with the Trustee. No person dealing with the Trustee shall be bound to see to the application of any money or property paid or delivered to the Trustee or to inquire into the validity or propriety of any transactions.

19.

Effective Period of the Trust Agreement and Resignation or Removal of the Trustee. This Trust Agreement shall be effective starting on the Effective Date and shall remain in effect (even if the Plan is restated onto a different Fidelity Pre-Approved Document) until (1) the Trust Agreement is restated, at which time the Trust shall be governed by the terms of the restated agreement or (2) the Trustee no longer holds any of the Trust’s assets.

The Trustee may resign at any time by written notice to the Employer, which resignation shall be effective 60 days after delivery to the Employer. The Trustee may be removed by the Employer by written notice to the Trustee, which removal shall be effective 60 days after delivery to the Trustee or such shorter period as may be mutually agreed upon by the Employer and the Trustee. Except in the case of Plan termination, upon resignation or removal of the Trustee, the Employer shall appoint a successor trustee. Any such successor trustee shall, upon written acceptance of his appointment, become vested with the estate, rights, powers, discretion, duties and obligations of the Trustee hereunder as if he had been originally named as Trustee in this Agreement.

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Pre-Approved Plan Trust Agreement, Version 8/2020	09/18/2023
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Upon resignation by or removal of the Trustee, the Employer shall no longer participate in the Fidelity Pre-Approved Plan created by the Non-Trust Plan Documents and shall be deemed to have adopted an individually designed plan. In such event, the Employer shall appoint a successor trustee within said 60-day period and the Trustee shall transfer the assets of the Trust to the successor trustee upon receipt of sufficient evidence (such as a determination letter or opinion letter from the Internal Revenue Service or an opinion of counsel satisfactory to the Trustee) that such trust shall be a qualified trust under the Code.

The appointment of a successor trustee shall be accomplished by delivery to the Trustee in writing of a notice that the Employer has appointed such successor trustee, and written acceptance of such appointment by the successor trustee. The Trustee may, upon transfer and delivery of the Trust Fund to a successor trustee, reserve such reasonable amount as it shall deem necessary to provide for its fees, compensation, costs and expenses, or for the payment of any other liabilities chargeable against the Trust Fund for which it may be liable. The Trustee shall not be liable for the acts or omissions of any successor trustee.

20.	Fiscal Year of the Trust. The fiscal year of the Trust shall coincide with the Plan Year.

21.

Amendment. In accordance with provisions of the Plan, and subject to the limitations set forth therein, this Trust Agreement may be amended by the Employer and the Trustee executing an amendment in writing signed by the parties. No amendment to this Trust Agreement shall divert any part of the Trust Fund to any purpose other than as provided in Section 3.

22.

Plan Termination. Upon termination or partial termination of the Plan or complete discontinuance of contributions thereunder, the Trustee shall make distributions to the Participants or other persons entitled to distributions as the Employer or the Administrator directs in accordance with the provisions of the Plan. In the absence of such instructions and unless the Plan otherwise provides, the Trustee shall notify the Employer or the Administrator of such situation and the Trustee shall be under no duty to make any distributions under the Plan until it receives written instructions from the Employer or the Administrator. Upon the completion of such distributions, the Trust shall terminate, the Trustee shall be relieved from all liability under the Trust, and no Participant or other person shall have any claims thereunder, except as required by applicable law.

23.

Permitted Reversion of Funds to Employer. If it is determined by the IRS that the Plan does not initially qualify under Code Section 401, all assets then held under the Plan shall be returned by the Trustee, as directed by the Administrator, to the Employer, but only if the application for determination is made by the time prescribed by law for filing the Employer’s return for the taxable year in which the Plan was adopted or such later date as may be prescribed by regulations. Such distribution shall be made within one year after the date the initial qualification is denied. Upon such distribution the Plan shall be considered to be rescinded and to be of no force or effect.

Contributions under the Plan are conditioned upon their deductibility under Code Section 404. In the event the deduction of a contribution made by the Employer is disallowed under Code Section 404, such contribution (to the extent disallowed) must be returned to the Employer within one year of the disallowance of the deduction.

Any contribution made by the Employer because of a mistake of fact must be returned to the Employer within one year of the contribution.

24.

Governing Law. This Trust Agreement shall be construed, administered and enforced according to ERISA and, to the extent not preempted thereby, the laws of the State or Commonwealth in which the Trustee has its principal place of business.

25.

Assignment and Successors. This Trust Agreement, and any of its rights and obligations hereunder, may not be assigned by any party without the prior written consent of the other party(ies), and such consent may be withheld in any party’s sole discretion. Notwithstanding the foregoing, the Trustee may assign this Agreement in whole or in part, and any of its rights and obligations hereunder, to a subsidiary or affiliate of the Trustee without consent of the Employer. Any successor to the Trustee or successor trustee, either through sale or transfer of the business or trust department of the Trustee or successor trustee, or through reorganization, consolidation, or merger, or any similar transaction of either the Trustee or successor trustee, shall, upon consummation of the transaction, become the successor trustee under this Agreement. All provisions in this Trust Agreement shall extend to and be binding upon the parties hereto and their respective successors and permitted assigns.

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26.

Interpretation and Construction. Unless defined herein in this Trust Agreement or a different meaning is clearly required by the context, capitalized terms used herein shall have the meanings set forth in the Non-Trust Plan Documents. Any reference to the “terms of the Plan” refers to the provisions of the Non-Trust Plan Documents and this Trust Agreement, including any amendments to any of those documents. Any reference to an action allowed under this Trust Agreement being “in writing” means in such form and subject to such procedures as the parties may agree to from time to time. Any reference to an action of “the Employer,” such as the Employer’s direction, may be given by any authorized agent of Employer, including Employer’s agents who are not its employees. In the event of any conflict between the terms of the Non-Trust Plan Documents and any provision contained in this Trust Agreement, the terms of the Non-Trust Plan Documents will govern.

By signing below, the parties agree to the terms of this Trust Agreement and the undersigned represent that they are authorized to execute this Trust Agreement on behalf of the respective parties.

Employer:	Independent Bank

By:	/s/ Cory Newman
Title:	SVP - Total Rewards
Date:	11/30/2023 | 9:49:20 AM EST

Note: Only one authorized signature is required to execute this Trust Agreement unless the Employer’s corporate policy mandates two authorized signatures.

Employer:	Independent Bank

By:

Title: Date:

Accepted by:	Fidelity Management Trust Company, as Trustee

By:	/s/ Lisa G. Smith

Date:	11/30/2023 | 9:59:00 AM EST

Title:	Plan Consultant

© 2020 FMR LLC		89687-1695031761TA
Pre-Approved Plan Trust Agreement, Version 8/2020	09/18/2023
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